UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Murphy Oil Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING

To the Stockholders of

    Murphy Oil Corporation:

The Annual Meeting of Stockholders of MURPHY OIL CORPORATION (the “Company”) will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Wednesday, May 13, 2009, at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect directors to serve for the ensuing year;

2.	To vote upon a stockholder proposal concerning the Company’s non-discrimination in employment policy;

3.	To approve or disapprove the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2009; and

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 16, 2009, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the offices of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

You may vote your shares by signing and returning the enclosed proxy card or by telephone or internet as explained on the card.

WALTER K. COMPTON
Vice President and Secretary

El Dorado, Arkansas

March 27, 2009

PROXY STATEMENT

March 27, 2009

SOLICITATION

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 13, 2009. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about March 27, 2009.

The complete mailing address of the Company’s principal executive offices is 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

References in this Proxy Statement to “we,” “us,” “our,” “the Company” and “Murphy Oil” refer to Murphy Oil Corporation and our consolidated subsidiaries.

VOTING PROCEDURES

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for approval of matters presented at the meeting. Your proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone or internet as described in the telephone/internet voting instructions on your proxy card, we will vote your shares as you direct. Your telephone/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director, AGAINST the stockholder proposal concerning the Company’s non-discrimination in employment policy and FOR approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

VOTING SECURITIES

On March 16, 2009, the record date for the meeting, the Company had 191,501,441 shares of Common Stock outstanding, all of one class and each share having one vote in respect of all matters to be voted on at the meeting. This amount does not include 735,563 shares of treasury stock. Information as to Common Stock ownership of certain beneficial owners and management is set forth in the tables on pages 7 and 8 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management”).

ELECTION OF DIRECTORS

Proxies cannot be voted for a greater number of persons than the number of nominees named. The Company’s by-laws also provide that the directors elected at each Annual Meeting of Stockholders shall serve until their successors are elected and qualified.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election as directors of the eleven nominees whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. However, management of the Company does not expect this to occur. All nominees were elected at the last Annual Meeting of Stockholders except for David M. Wood who was elected by the Board on August 6, 2008, to fill a new position effective January 1, 2009.

All directors, other than Mr. Deming and Mr. Wood, have been deemed independent by the Board based on the categorical standards of independence included in the Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating and Governance Committee considered familial relationships (Mr. Deming, Mr. Murphy, Mr. Nolan and Mrs. Theus are first cousins) and ordinary course of business transactions with BancorpSouth (Mr. Kelley) and Sempra Energy (Mr. Schmale), each of which were below applicable thresholds. The Committee also considered aviation interchange and related agreements with Murphy Family Management LLC (Mr. Murphy) and Munoco Company L.C. (Mr. Nolan). Mr. Nolan, the Non-Employee Chairman of the Board, serves as presiding director at regularly scheduled (February, August and December) meetings of non-management directors without the Company’s management.

Stockholders and other interested parties may send communications to the Board and/or specified individual directors c/o the Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, AR 71731-7000. The Secretary will promptly relay all such communications to the appropriate director(s). The names of the nominees, and certain information as to them, are as follows:

Director Nominees

Name and age	Principal occupation or employment	Certain other directorships
Frank W. Blue Santa Barbara, California Age: 67 Director Since: 2003 Board Committees: Audit Nominating & Governance	International Legal Advisor/Arbitrator; Attorney, Fulbright & Jaworski from July, 2001 to October, 2003	None
Claiborne P. Deming El Dorado, Arkansas Age: 54 Director Since: 1993 Board Committees: Chair, Executive	President and Chief Executive Officer of the Company, from October, 1994 through 2008, retired December 31, 2008	None
Robert A. Hermes Houston, Texas Age: 69 Director Since: 1999 Board Committees: Executive Chair, Nominating & Governance Environmental, Health & Safety	Chairman of the Board, Retired, Purvin & Gertz, Inc., an international energy consulting firm; Chairman, Purvin & Gertz from January, 2000 to October, 2004	None
James V. Kelley Tupelo, Mississippi Age: 59 Director Since: 2006 Board Committees: Audit Executive Compensation	President and Chief Operating Officer, BancorpSouth, Inc.	BancorpSouth, Inc. Tupelo, Mississippi

Name and age	Principal occupation or employment	Certain other directorships
R. Madison Murphy El Dorado, Arkansas Age: 51 Director Since: 1993 (Chairman, 1994-2002) Board Committees: Executive Chair, Audit	Managing Member, Murphy Family Management, LLC, which manages investments, farm, timber and real estate	Deltic Timber Corporation El Dorado, Arkansas BancorpSouth, Inc. Tupelo, Mississippi
William C. Nolan, Jr. El Dorado, Arkansas Age: 69 Director Since: 1977 Board Committees: Chairman of the Board, ex-officio member of all other committees	Partner, Nolan & Alderson, Attorneys; President, Noalmark Broadcasting Corporation, engaged in radio broadcasting	None
Ivar B. Ramberg Osteraas, Norway Age: 71 Director Since: 2003 Board Committees: Nominating & Governance Environmental, Health & Safety	Executive Officer, Ramberg Consulting AS, an energy consulting firm	None
Neal E. Schmale San Diego, California Age: 61 Director Since: 2004 Board Committees: Audit Executive Compensation	President and Chief Operating Officer, Sempra Energy, an energy services holding company, since February, 2006; previously Executive Vice President and Chief Financial Officer of Sempra Energy	Sempra Energy San Diego, California WD-40 Company Chairman San Diego, California
David J.H. Smith Maidstone, Kent, England Age: 66 Director Since: 2001 Board Committees: Chair, Executive Compensation Environmental, Health & Safety	Chief Executive Officer, Retired, Whatman plc, a life sciences company	Idatech plc London, U.K.

Name and age	Principal occupation or employment	Certain other directorships
Caroline G. Theus Alexandria, Louisiana Age: 65 Director Since: 1985 Board Committees: Executive Chair, Environmental, Health & Safety	President, Inglewood Land & Development Co., a holding company	None
David M. Wood El Dorado, Arkansas Age: 52 Director Since: 2009 Board Committees: Executive	President and Chief Executive Officer of the Company	None

COMMITTEES

The standing committees of the Board are the Executive Committee, the Audit Committee, the Executive Compensation Committee, the Nominating and Governance Committee and the Environmental, Health and Safety Committee.

The Executive Committee is empowered to exercise certain functions of the Board when the Board is not in session.

The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm which reports directly to the Audit Committee. The Audit Committee also assists with the Board’s oversight of the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of the Company’s internal audit function, the compliance by the Company with legal and regulatory requirements, and the review of programs related to compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee meets with representatives of the independent registered public accounting firm and with members of the internal Auditing Department for these purposes. All of the members of the Audit Committee are independent under the rules of the New York Stock Exchange, the requirements of the Securities and Exchange Commission and the Company’s categorical independence standards. The Board has determined that Neal E. Schmale is qualified as an “Audit Committee Financial Expert” as defined in Item 407 of Regulation S-K.

The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s Annual Incentive Compensation Plan, the Long-Term Incentive Plan and the Stock Plan for Non-Employee Directors. All of the members of the Executive Compensation Committee are independent under the rules of the New York Stock Exchange and the Company’s categorical independence standards. The Compensation Discussion and Analysis section below contains additional information about the Executive Compensation Committee.

The Nominating and Governance Committee identifies and recommends potential Board members, recommends appointments to Board committees, oversees evaluation of the Board’s performance and reviews and assesses the Corporate Governance Guidelines of the Company. All of the members of the Nominating and Governance Committee are independent under the rules of the New York Stock Exchange and the Company’s categorical independence standards. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines. Stockholders desiring to recommend candidates for membership on the Board for consideration by the Nominating and Governance Committee should address their recommendations to: Nominating and Governance Committee of the Board of Directors, c/o Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by the Board members, executive search firms or other sources. The Corporate Governance Guidelines also provide a mechanism by which stockholders may send communications to Board members.

The Environmental, Health and Safety Committee assists the Board in monitoring compliance with applicable environmental, health and safety laws and regulations and provides guidance as to public issues affecting the Company.

Charters for the Audit, Executive Compensation, Nominating and Governance and Environmental, Health and Safety Committees, along with the Corporate Governance Guidelines and the Code of Ethical Conduct for Executive Management, are available on the Company’s website, www.murphyoilcorp.com/about/governance/default.aspx, and free of charge from the Secretary of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Executive Compensation Committee during 2008 were David J.H. Smith (Chair), William C. Nolan, Jr., Neal E. Schmale and James V. Kelley. During 2008, none of the members of the Committee (a) was an officer or employee of the Company, (b) was a former officer of the Company or (c) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

MEETINGS AND ATTENDANCE

During 2008, there were six meetings of the Board, eleven meetings of the Executive Committee, eight meetings of the Audit Committee, five meetings of the Executive Compensation Committee, two meetings of the Nominating and Governance Committee, and two meetings of the Environmental, Health and Safety Committee. All nominees attended a minimum of 75% of the total number of meetings of the Board and committees on which they served. All Board members attended the 2008 Annual Meeting of Stockholders. As set forth in the Company’s Corporate Governance Guidelines, all Board member are expected to attend each Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS

Since 2003, the Company’s standard arrangement for compensation of non-employee directors has included a combination of cash and equity. In 2008, the cash component consisted of an annual retainer of $50,000, plus $2,000 for each Board or committee meeting attended. Supplemental retainers were paid to the Chairman of the Board ($115,000), the Audit Committee Chairman ($15,000), the Audit Committee Financial Expert ($10,000), other members of the Audit Committee ($7,500), the Executive Compensation Committee Chairman ($15,000) and the Chair of each other committee ($10,000). The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

The equity component for 2008 was provided by time lapse restricted stock. Each director received 2,770 shares of restricted stock, valued at $198,831 on February 5, 2008, vesting after three years. During the vesting period the shares carry voting but no dispositive power. Dividends are accumulated over the vesting period. Further information is set forth in the following table.

2008 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
William C. Nolan, Jr.	246,500	161,678	—	—	50,243	1,885	460,306
Frank W. Blue	89,500	161,678	—	—	N/A	1,885	253,063
Robert A. Hermes	100,000	161,678	—	—	4,796	1,885	268,359
James V. Kelley	97,500	139,904	—	—	N/A	1,034	238,438
R. Madison Murphy	122,500	161,678	—	—	3,986	1,885	290,049
Ivar B. Ramberg	66,000	161,678	—	—	N/A	1,885	229,563
Neal E. Schmale	107,500	161,678	—	—	N/A	1,885	271,063
David J.H. Smith	89,000	161,678	—	—	2,869	1,885	255,432
Caroline G. Theus	96,000	161,678	—	—	12,731	1,885	272,294

(1)	SFAS No. 123(R) expense recorded in 2008 for 2005-2008 restricted stock awards.
(2)	The 1994 Retirement Plan for Non-employee Directors was frozen on May 14, 2003. At that time, then current directors were vested based on their years of service, with no further benefits accruing and plan payout according to its terms.
(3)	All other compensation includes dividends on nonvested time lapse restricted stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of December 31, 2008, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock:

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percentage
Capital World Investors	11,360,440	(2)	6.0%
333 South Hope Street
Los Angeles, California 90071

T. Rowe Price Associates, Inc.	22,965,345	(3)	12.0%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	Includes Common Stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s Schedule 13G filing for the period ended December 31, 2008.
(2)	An investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E). Total includes 2,698,800 shares for which reporting person has sole voting power. Beneficial ownership of shares disclaimed by reporting person. All shares are sole dispositive power shares.
(3)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Total includes 5,682,439 sole voting power shares. All shares are sole dispositive power shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of February 15, 2009, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as hereinafter defined), and directors and executive officers as a group. Except as noted, no shares of Common Stock held by our directors or executive officers have been pledged.

Name	Personal with Full Voting and Investment Power (1)(2)(3)	Personal as Beneficiary of Trusts		Voting and Investment Power Only		Options Exercisable Within 60 Days	Total		Percent of Outstanding (if greater than one percent)
F.W. Blue	12,229	—		—		4,200	16,429		—
C.P. Deming	1,092,458	1,529,536		—		1,315,500	3,937,494		2.06%
R.A. Hermes	20,229	—		—		10,200	30,429		—
J.V. Kelley	12,227	—		—		—	12,227		—
R.M. Murphy	862,293	1,265,710		7,305,491	(4)	—	9,433,494	(5)	4.93%
W.C. Nolan, Jr.	591,549	377,478		—		16,200	985,227		—
I.B. Ramberg	12,229	—		—		16,200	28,429		—
N.E. Schmale	11,329	—		—		1,660	12,989		—
D.J.H. Smith	22,229	—		—		16,200	38,429		—
C.G. Theus	380,849	622,454	(6)	6,684	(7)	16,200	1,026,187	(5)	—
D.M. Wood	13,153	—		—		232,500	245,653		—
K.G. Fitzgerald	10,961	—		—		137,500	148,461		—
H. Doerr	125,448	—		—		177,500	302,948		—
S.A. Cossé	60,312	—		—		345,000	405,312		—
Directors and officers as a group(8)	3,280,377	3,795,178		7,312,175		2,813,910	17,201,640		8.98%

(1)	Includes Restricted Stock in the following amounts: Mr. Blue, Mr. Hermes, Mr. Kelley, Mr. Murphy, Mr. Nolan, Mr. Ramberg, Mr. Schmale, Mr. Smith and Mrs. Theus—6,045 shares each (Stock Plan for Non-Employee Directors). Restricted Stock carries voting power and the right to receive dividends, but no dispositive power during the restricted period.
(2)	Includes Company Thrift (401(k)) Plan shares in the following amounts: Mr. Deming—123,440 shares; Mr. Murphy—10,712 shares; Mr. Wood—6,683 shares; Mr. Fitzgerald—1,695 shares; Mr. Doerr—448 shares; Mr. Cossé—15,584 shares.
(3)	Includes shares held by spouse and other household members as follows: Mr. Deming—412,225 shares; Mr. Murphy—372,688 shares; Mr. Nolan—1,500 shares owned solely by spouse; Mrs. Theus—28,000 shares, 18,000 of which are held jointly with spouse and 10,000 of which are held solely by spouse; and Mr. Doerr—37,500 shares owned solely by spouse.
(4)	Includes 2,292,140 shares held by trusts for the benefit of others for which Mr. Murphy is trustee or co-trustee, 811,101 shares held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed and 4,202,250 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member. Mr. Murphy has beneficial interest in 350,390 of these shares. Mr. Murphy’s wife has a beneficial interest in 4,019 shares, for which beneficial ownership is expressly disclaimed.
(5)	Total includes shares that are pledged as security as follows: Mr. Murphy—1,928,757 shares; Mrs. Theus—10,000 shares held solely by spouse.
(6)	Includes 85,202 shares for which Mrs. Theus is co-trustee and a beneficiary.
(7)	Held as trustee for trust for Mrs. Theus’ son.
(8)	Includes ten directors, seven officers and one director/officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. In February, 2009, delinquent Form 4s were filed for: Walter K. Compton, Steven A. Cossé, Claiborne P. Deming, Harvey Doerr, John W. Eckart, Kevin G. Fitzgerald, Bill H. Stobaugh, Mindy K. West, and David M. Wood, reflecting forfeiture of unearned restricted stock awards in 2007 and 2008. Additionally, Mindy K. West failed to timely report the disposition of 661 shares from the Employee Stock Purchase Plan in 2007.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

During 2008, the Company did not have any transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently proposed. The Nominating and Governance Committee reviews annual cumulative ordinary course of business transactions with firms associated with directors and nominees for director. The Company’s management also monitors such transactions on an ongoing basis. Executive officers and directors are governed by the Company’s Code of Business Conduct and Ethics which provides that waivers may only be granted by the Board and must be promptly disclosed to stockholders. No such waivers were granted nor applied for in 2008. The Company’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Executive Compensation Committee (the “Committee”) of the Board oversees the compensation of the Company’s Named Executive Officers. The Committee consists of no fewer than two members, each of whom has been determined by the Board to satisfy the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission and the Company’s categorical independence standards. The Nominating and Governance Committee recommends nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members are appointed by the Board and may be removed by the Board at any time. Members of the Committee include David J.H. Smith (Chair), James V. Kelley, William C. Nolan, Jr., and Neal E. Schmale.

The Committee reviews and approves corporate goals and objectives relevant to compensation of the CEO and other Named Executive Officers. Evaluation of the CEO’s performance in light of these objectives is made by the Committee. Any decisions regarding the CEO’s compensation are made solely by the Committee. For Named Executive Officers other than the CEO, the Committee considers their performance evaluations made by the CEO and the recommendations of the CEO. The Committee approves any compensation-related decisions affecting the pay of the other Named Executive Officers.

The Committee administers and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans and reviews and approves awards under such plans.

Sole authority to retain and terminate any compensation consultant rests with the Committee, which also has sole authority to approve the consultant’s fees and other retention terms. Advice and assistance from internal or external legal, accounting or other advisors is also available to the Committee. The Corporate Secretary serves as Secretary to the Committee.

In 2008, the Committee retained the firm of Towers Perrin to provide advice on executive compensation matters. Towers Perrin provides the Committee with, among other things, an analysis of trends and compensation for general industry, the oil and gas industry and a select group of comparator companies within the oil and gas industry. For 2008, the comparator group included Anadarko Petroleum, Apache, Chevron, ConocoPhillips, Devon Energy, EOG Resources, ExxonMobil, Hess, Newfield Exploration, Noble Energy, Occidental Petroleum, Tesoro and Valero Energy. While structured as an integrated oil company like the “major” and “super-major” oil companies, the Company’s size is more comparable to that of certain independent exploration and production companies and refining and marketing companies. Various members of the investment community place the Company in each of these groups. The comparator group was developed by Towers Perrin to provide representation from each of (i) integrated oil companies, (ii) independent exploration and production companies and (iii) refining and marketing companies.

In addition to peer group information, the Committee uses survey information to determine competitive market pay levels for the executives’ compensation. The surveys used include:

•	Towers Perrin 2008 General Industry Compensation Data Bank

•	Towers Perrin 2008 Petroleum Industry Compensation Data Bank

•	Mercer Human Resource Consulting 2008 Energy 27 Survey

•	Mercer Human Resource Consulting 2008 Energy Survey

•	Organization Resources Counselors 2008 Manufacturing and Marketing Survey

The survey data analyzed includes general industry and energy industry (as available) information. Regression analysis is utilized to adjust for differences in company size. Where regression is not possible, data for companies with similar revenue size is analyzed.

The Committee generally takes action on compensation matters at its meeting held in conjunction with the February Board meeting. The Company grants employee stock options at this meeting, which are dated as of the date granted and priced based on the average of the high and the low market price for the Company’s shares on the grant date. The Committee also considers at this time adjustments to Named Executive Officers’ base salary, annual incentive bonus and grants of restricted stock or restricted stock unit awards.

The Committee meets at other times during the year as necessary and, in 2008, met five times. A copy of the Committee’s charter can be found on the Company’s website, www.murphyoilcorp.com/about/governance/compensate.aspx.

Guiding Principles

The Company bases its executive compensation policies on principles designed to align the interests of executives with those of stockholders. The Committee intends compensation to provide a direct link with the Company’s values, objectives, business strategies and financial results. In order to attract and retain key executives who are critical to its long-term success, the Company believes that its pay package should be competitive with others in the energy industry. Executives should be rewarded for both the short-term and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives.

In order to promote the long-term as well as short-term interests of the Company and to more closely align the interests of its key employees to those of its stockholders, the Company uses a mix of short-term and long-term incentives. Individuals in a primary position to influence the growth of stockholder wealth have larger portions of their total compensation package delivered in the form of equity based long-term incentives.

Executives have a compensation package which includes a base salary, participation in a cash based annual incentive plan, participation in an equity based long-term incentive plan and certain other compensation, including customary benefits as discussed in section D of Elements of Compensation below, and, in 2008, limited personal use of Company aircraft for the CEO. The Company believes that this combination of base salary, short-term incentives, long-term incentives and other employee benefits provides the best balance between the need for the Company to provide executive compensation which is competitive in the marketplace and therefore necessary for recruiting and retention, and the desire to have management’s interests, motivations and prosperity aligned with the interests of the Company’s stockholders.

The Company does not have employment, change in control, or termination agreements with its Named Executive Officers. In the event of a change in control, each of the Named Executive Officers would retain their “earned” compensation and all outstanding equity awards would vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of the award.

Elements of Compensation

A.    Base Salary

The objectives of the base salary component of compensation include:

•	to provide fixed level of compensation to reward the executive for his day-to-day execution of primary duties and responsibilities;

•	to assist the Company in the attraction and retention of a highly skilled competitive team by paying base salaries which are competitive with the Company’s comparator group; and

•	to provide a foundation level of compensation upon which incentive opportunities can be added to provide the motivation to deliver superior performance.

The Company targets the median of competitive market pay levels for the base salary of our Named Executive Officers. It is the Company’s compensation philosophy to target base salaries at the 50th percentile (median) of the competitive marketplace. The Company targets the 50th percentile because it believes that it allows the organization to recruit, attract, and retain qualified management talent having the requisite skills and competencies to manage the Company and to deliver additional value for stockholders. In practice, some executives are paid above or below the 50th percentile because of their individual job performance, time in the position, and tenure with the Company. Executives’ salaries are ultimately determined based on the market pay levels as well as a combination of experience, duties and responsibilities, individual performance, Company performance, general economic conditions and marketplace compensation trends. Generally, the base salaries of the Company’s Named Executive Officers fall slightly above the target (50th percentile of the competitive marketplace) due to their combination of experience, duties, responsibilities, and performance. The Committee made adjustments to the base salaries of its Named Executive Officers as follows:

Named Executive Officer	2007 Base Salary	2008 Base Salary	Adjustment for 2008
Claiborne P. Deming	$1,150,000	$1,250,000	8.7%
Kevin G. Fitzgerald	$425,000	$475,000	11.8%
David M. Wood	$625,000	$675,000	8.0%
Harvey Doerr	$625,000	$675,000	8.0%
Steven A. Cossé	$525,000	$575,000	9.5%

B.    Annual Incentive Plan

The objectives of the Company’s annual incentive plan are:

•	to provide incentive compensation to those officers, executives, and key employees who contribute significantly to the growth and success of the Company;

•	to attract and retain individuals of outstanding ability; and

•	to align the interests of those who hold positions of major responsibility in the Company with the interests of the Company’s stockholders.

The Company targets the median of competitive market pay levels for annual incentive compensation because the Company believes it allows the Company to retain and incent its executives. Executives have the opportunity to be compensated above the median of market pay levels when the Company has above market performance, based on the established performance measures. For 2008, the target bonus percentages of the Company’s Named Executive Officers fall at or very near the median of the competitive market.

The Company’s current cash based annual incentive plan, the 2007 Annual Incentive Plan (the “Plan”), was approved by stockholders at the 2007 annual meeting. Amounts earned under the Plan are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Plan provides the Company with a list of possible performance criteria that could be used for determination of performance-based awards.

The Company currently uses return on capital employed (“ROCE”) as one performance metric for the annual incentive plan because it measures the quality of the Company’s earnings by looking at net income earned on the capital employed in the business. The Committee believes that stockholders should receive a return which, at least, meets the cost of capital. In turn, this means that the Company has efficiently used the capital resources invested in the business and has earned a rate of return and level of income which exceeds the implied cost of such capital resources. ROCE is computed as a percentage based on the sum of (i) the Company’s annual net income, as adjusted for certain unusual and nonrecurring gains or losses and (ii) the Company’s after-tax net interest expense, divided by the sum of (a) the balance of the Company’s consolidated stockholders’ equity at January 1 of the respective year and (b) the average of the Company’s beginning and ending long-term debt during the respective year.

For 2008, the performance criteria included ROCE for 25% of the measurement, and operating and safety metrics for the remaining 75%. With respect to the Named Executive Officers, the following tables summarize the performance metrics, respective weighting of performance metrics, and weighted performance scores based on actual performance, used in determining their respective annual incentive awards.

For Mr. Deming, Mr. Fitzgerald, and Mr. Cossé:

Metric	Target	Weighting	Weighted Performance Score
ROCE	15%	25.0000%	50.0%
Upstream Total Recordable Incident Rate	.9	5.0000%	9.0%
Upstream Operated Production (BOE/day)	82,570	25.0000%	0.0%
Upstream Non-Operated Production (BOE/day)	51,960	7.5000%	15.0%
US Retail Total Recordable Incident Rate	1.55	1.2500%	0.0%
US Retail Total Fuel Margin Dollars Produced ($/mo./site)	$32,000	4.0625%	8.1%
US Retail Coverage Ratio	85%	4.0625%	3.0%
UK Retail Fuel Margin per Same Site (£/yr.)	£145,000	4.6875%	9.3%
UK Retail Non-Fuel Margin per Site (£/yr.)	£58,000	4.6875%	8.2%
Meraux Refinery Total Recordable Incident Rate	1.0	1.2500%	1.5%
Meraux Refinery Utilization	83%	8.1250%	0.0%
Milford Haven Refinery Total Recordable Incident Rate	1.0	0.7500%	0.8%
Milford Haven Refinery Utilization	83%	4.8750%	4.1%
Superior Refinery Total Recordable Incident Rate	1.0	0.5000%	0.4%
Superior Refinery Mechanical Availability	91%	3.2500%	6.5%

Total		100.0000%	115.9%

For Mr. Wood:

Metric	Target	Weighting	Weighted Performance Score
ROCE	15%	25.0000%	50.0%
Upstream Total Recordable Incident Rate	.9	10.0000%	18.0%
Upstream Operated Production (BOE/day)	82,570	50.0000%	0.0%
Upstream Non-Operated Production (BOE/day)	51,960	15.0000%	30.0%

Total		100.0000%	98.0%

For Mr. Doerr:

Metric	Target	Weighting	Weighted Performance Score
ROCE	15%	25.0000%	50.0%
US Retail Total Recordable Incident Rate	1.55	2.5000%	0.0%
US Retail Total Fuel Margin Dollars Produced ($/mo./site)	$32,000	8.1250%	16.3%
US Retail Coverage Ratio	85%	8.1250%	6.0%
UK Retail Fuel Margin per Same Site (£/yr.)	£145,000	9.3750%	18.7%
UK Retail Non-Fuel Margin per Site (£/yr.)	£58,000	9.3750%	16.4%
Meraux Refinery Total Recordable Incident Rate	1.0	2.5000%	2.9%
Meraux Refinery Utilization	83%	16.2500%	0.0%
Milford Haven Refinery Total Recordable Incident Rate	1.0	1.5000%	1.6%
Milford Haven Refinery Utilization	83%	9.7500%	8.3%
Superior Refinery Total Recordable Incident Rate	1.0	1.0000%	0.8%
Superior Refinery Mechanical Availability	91%	6.5000%	13.0%

Total		100.0000%	134.0%

The target ROCE rate was established based on consideration including (i) the rate of return on risk-free investments (Treasury Bills), (ii) a risk premium reflecting the increased return required to invest in equities, (iii) the cost of long-term debt, as measured by the Company’s annual interest expense on long-term debt and (iv) general industry conditions. The targets for other operating metrics were established based on the Company’s 2008 budget and historical data. Under the terms of the Plan, achievement of 100% of the target rate results in the payment of 100% of individual target awards. For Named Executive Officers, achievement of the minimum results in the payment of 62.5% of individual target awards and achievement of the maximum results in the payment of 250% of individual target awards, subject to downward adjustment by the Committee of a maximum of 40%. Upward adjustments are not permitted for Named Executive Officers and no awards are payable if performance falls below the minimum. Named Executive Officers’ bonuses for 2008 were decreased from their formula amount by 10% in order to make their award level more consistent with that of other participants.

Named Executive Officer	Target Bonus as a Percentage of Base Salary		Actual Amount Awarded
Claiborne P. Deming	125%		$2,000,000
Kevin G. Fitzgerald	65	%*	$400,000
David M. Wood	85	%*	$625,000
Harvey Doerr	85	%*	$850,000
Steven A. Cossé	85%		$625,000

*	Target bonus as a percentage of base salary for 2009 increased for Mr. Fitzgerald to 70%, Mr. Wood to 125%, and Mr. Doerr to 100%.

C.    Long-term Incentive Compensation

The objectives of the Company’s long-term incentive program include:

•	to align executives’ interests with the interests of stockholders;

•	to reinforce the critical objective of building stockholder value over the long term;

•	to assist in the long term attraction, motivation, and retention of an outstanding management team;

•	to complement the short term performance metrics of the Annual Incentive Plan; and

•	to focus management attention upon the execution of the long term business strategy of the Company.

Long-term incentive compensation for 2008 included stock options and restricted stock units under the 2007 Long-Term Incentive Plan (the “LTIP”).

Stock options are designed to align the interests of executives with the performance of the Company over time, as reflected both by absolute increases or decreases in the Company’s stock price. The realization of restricted stock units is based upon the Company’s total shareholder return (“TSR”) performance relative to the TSR of the same thirteen companies used for compensation comparator analysis (as described above). Because simple stock price appreciation is not enough to guarantee payment, management is at greater risk of forfeiture. Fixed-price stock options are inherently performance-based, because the exercise or grant price equals the average of the high and the low of the Company’s Common Stock on the date of the grant. Option holders realize no economic benefit unless the Company’s stock price increases in value subsequent to the grant date. This aligns the optionees’ interests with that of stockholders.

On February 5, 2008, the Committee awarded equity compensation with the value divided equally between stock options and performance-based restricted stock units to each of the Named Executive Officers. The Company believes that both stock options and performance-based restricted stock unit awards are effective and appropriate methods of equity compensation. Stock options are particularly effective at aligning the interests of management and stockholders, but results can be skewed by movements in the stock market as a whole. Conversely, restricted stock unit awards’ value is largely based on the Company’s performance relative to that of its peers, but do not necessarily equate with stockholder return. Recognizing this dichotomy, the Company believes equal weighting is most appropriate.

The Company generally targets the median of competitive pay levels for the annual value of long-term incentive compensation. In 2008, the awards exceeded the median based on both individual and Company performance. Total grants in 2008 equaled 0.70% of the Company’s issued and outstanding shares. Grants were as follows:

Named Executive Officer	Number of Stock Options	Number of Shares of Restricted Stock Units
Claiborne P. Deming	125,000	45,000
Kevin G. Fitzgerald	30,000	10,000
David M. Wood	50,000	20,000
Harvey Doerr	50,000	20,000
Steven A. Cossé	50,000	20,000

The Company has never backdated stock options and does not intend to do so in the future. The exercise price for all options is equal to the fair market price (average of daily high and low) on the date of the grant.

Beginning with 2006 grants, the stock option award form provides for automatic net settlement in stock, which reduces dilution. Upon exercise, shares having a fair market value equal to the exercise price as well as statutory minimum withholding taxes are withheld by the Company and only net shares are delivered to the holder of the option. The 2008 options, all of which are non-qualified, vest in two years as to half and in three years as to the remaining half. Unless otherwise forfeited, the options expire seven years from the date of the grant.

Performance-based restricted stock units awarded in 2008 will vest in three years based on how the Company’s total shareholder return compares to the total shareholder return of an index of thirteen energy companies. The same thirteen companies used for compensation comparator analysis (as described above) are used for this purpose. The 2008 restricted stock unit awards contain four equally weighted measurement periods: year 1; year 2; year 3; and years 1-3 combined. Achievement of 50% of the group average is required for the payment of 50% of the target shares awarded, and achievement of 150% of the group average for the payment of 150% of the target shares. Phantom dividends are accumulated during the performance period and pay-out only if the underlying units pay-out. Restricted stock units do not have any voting rights.

The long-term incentive plan is structured so as to qualify as performance-based under Section 162(m) of the Internal Revenue Code. The stock option and performance-based restricted stock unit grants awarded in 2008 comply with Section 162(m) of the Code.

As noted above, the Company currently uses two forms of long-term incentive compensation: stock options and performance-based restricted stock units. The Company expects to continue to use these same two principal forms of equity-based incentives going forward. However, the LTIP has a 10-year term, and it is possible that the Company may adopt a different long-term incentive compensation strategy in future years if necessary to respond to changes in the competitive marketplace, regulatory actions, and/or changes to business strategy. In order to provide the Company with flexibility going forward, the LTIP provides the Company with possible alternative long-term equity incentive vehicles in addition to stock options and restricted stock units, including stock appreciation rights, performance shares, dividend equivalents, and other stock-based incentives. In addition, as noted above, the Company currently uses the criteria of its TSR compared to the TSR of a designated peer group of companies in order to determine performance-based restricted stock unit grants. To ensure future flexibility, the LTIP includes a list of possible performance criteria that could be used for determination of performance-based awards. However, at this time, the Company contemplates continuing to use company vs. comparator TSR as the performance criteria for the performance-based restricted stock or restricted stock unit grants. The TSR measurement is chosen as the performance metric for the restricted stock or restricted stock unit grants because TSR is a reflection of the return to stockholders (i.e., the amount of share price appreciation and dividends earned) and the Company compares its TSR to that of its industry comparators in the oil and gas industry sector. Generally, when the Company’s TSR compares favorably with those of comparator companies, stockholders also benefit and management’s interests are aligned with those of all stockholders. However, in certain circumstances, such as industry-wide downturns, this may not be the case, and for this reason, fixed priced stock options are also utilized.

A special award of 60,000 time lapse restricted shares was made to David M. Wood in 2008 as a retention device as part of the Company’s succession planning. These time lapse restricted shares have a restricted period of three years and all restrictions will lapse following the third anniversary of the date of grant. The Company believes that this award of restricted shares will assist with the long-term motivation and retention of Mr. Wood as he moves into service as the Company’s Chief Executive Officer.

D.    Employee Benefits and Perquisites

The objectives of the Company’s employee benefits and perquisites program are:

•	to provide an employee benefit package with the same level of benefits provided to all Company employees and which is competitive within the Company’s industry sector;

•	to offer executives indirect compensation which is efficient and supplemental to their direct compensation to assist with retirement, health, and welfare needs individually and for their families; and

•	to provide only limited executive benefits to selected executives as required.

The Company’s executives are provided usual and customary employee benefits available to all employees (except certain hourly retail employees). These include thrift savings (401(k)), life insurance, accidental death and dismemberment insurance, medical/dental insurance, vision insurance, long-term disability insurance, and a Company sponsored defined benefit pension plan. The Named Executive Officers are excluded from the Company’s Employee Stock Purchase Plan (the “ESPP”) because they are eligible for long-term stock incentives and the ESPP was established as a vehicle for employees to acquire stock.

Tax regulations adversely affect certain highly compensated employees by restricting their full participation in qualified defined benefit pension and defined contribution (thrift) plans. In an effort to provide the same level of retirement benefit opportunity for all employees, the Company has a Supplemental Executive Retirement Plan (the “SERP”). The purpose of the SERP is to restore pension plan and thrift plan benefits which are not payable under such plans because of certain specified benefit and compensation limitations under tax regulations. The benefit to the Company of this arrangement is the retention and long-term service of employees who are otherwise unprotected by employment contracts. Other than the SERP, the Company does not offer a deferred compensation option to its Named Executive Officers.

Mr. Deming’s 2008 compensation also included 12 non-business trips within the continental United States on Company aircraft. The aggregate incremental cost to the Company for these trips was $142,539 as reported in the Summary Compensation Table. The Standard Industry Fare Level rate was used to determine the income reportable to Mr. Deming for these trips, and the Company has not provided any tax gross-up or other tax assistance with respect to the income recognized on use of the Company aircraft.

Executive Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on the review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Members of the Executive Compensation Committee are David J.H. Smith (Chair), James V. Kelley, William C. Nolan, Jr. and Neal E. Schmale.

Tabular Information for Named Executive Officers

Further information with respect to the individuals who served as the Company’s Principal Executive Officer, Principal Financial Officer and the three other most highly compensated officers of the Company during the year 2008 (collectively, the “Named Executive Officers”) is set forth in the following tables:

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Claiborne P. Deming President and Chief Executive Officer	2008 2007 2006	1,241,667 1,143,333 1,064,167	1,034,865 1,914,756 1,766,605	2,464,932 2,475,610 1,982,997	2,000,000 2,286,668 1,500,000	1,753,987 858,249 2,138,574	255,469 197,256 212,438	8,750,920 8,875,872 8,664,781

Kevin G. Fitzgerald Senior Vice President and Chief Financial Officer	2008 2007	470,833 425,000	284,683 235,336	433,989 298,638	400,000 442,000	557,228 238,507	33,430 29,005	2,180,163 1,668,486

David M. Wood Executive Vice President	2008 2007	670,833 625,000	1,880,276 666,183	979,735 912,216	625,000 900,000	570,611 210,236	52,868 51,497	4,779,323 3,365,132

Harvey Doerr Executive Vice President	2008 2007	670,833 625,000	573,700 673,311	978,098 889,074	850,000 610,000	(832,349 108,708)	52,560 49,472	2,292,842 2,955,565

Steven A. Cossé Executive Vice President and General Counsel	2008 2007 2006	570,833 522,917 496,667	402,436 559,135 478,891	821,639 746,690 605,874	625,000 627,500 600,000	1,053,034 731,494 1,243,202	46,868 44,364 43,048	3,519,810 3,232,100 3,467,682

(1)	The 2008 restricted stock/unit awards represent SFAS No. 123(R) expense in 2008 for shares or units awarded in 2005-2008. Awards are subject to performance-based conditions and are forfeited if grantee terminates for any reason other than retirement, death or full disability. The 2008 restricted stock unit awards vest three years from the date of grant and are valued using a Monte Carlo valuation model. There is no assurance that the value realized by the executive will be at or near the value estimated by the Monte Carlo model. The key assumptions for valuation of the units awarded on February 5, 2008, and approved on May 14, 2008, were as follows:

Fair value per unit	$52.70 to $62.53
Assumptions
Expected volatility	29.00%
Risk-free interest rate	2.08%
Stock beta	0.885
Expected life	3.00 years

(2)	The 2008 stock option awards represent SFAS No. 123(R) expense in 2008 for options granted in 2005-2008. Options granted vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of seven years from the date of grant. Values were based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by the executive will be at or near the value estimated by the Black-Scholes model. The key assumptions for valuation of the option awards granted on February 5, 2008 were as follows:

Fair value per option grant	$17.69
Assumptions
Dividend yield	1.20%
Expected volatility	27.00%
Risk-free interest rate	2.58%
Expected life	4.75 years

(3)	Non-Equity Incentives were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported these incentives as a component of compensation expense in the prior year.
(4)	The increase/decrease in the present value of the accrued benefit for both the qualified and the excess retirement plans as of December 31, 2008 assuming a discount rate at that date of 6.50% for U.S. plans and 7.50% for the Canadian plans. The negative impact to Mr. Doerr’s amount was caused by the change in the Canadian plan discount rate from 5.25% in 2007 to 7.50% in 2008, along with a change in the exchange rate between U.S. and Canadian dollars. The total includes aggregate earnings in the last fiscal year detailed in the nonqualified deferred compensation table.
(5)	The total amounts shown in this column for 2008 consist of the following:

Mr. Deming: $36,750—Dividends on nonvested restricted stock; $142,539—Company plane usage; $1,680—Benefit attributable to Company-provided term life insurance policy; $74,500—Company contributions to defined contribution plans.

Mr. Fitzgerald: $3,500—Dividends on nonvested restricted stock; $1,680—Benefit attributable to Company-provided term life insurance policy; $28,250—Company contributions to defined contribution plans.

Mr. Wood: $10,938—Dividends on nonvested restricted stock; $1,680—Benefit attributable to Company-provided term life insurance policy; $40,250—Company contributions to defined contribution plans.

Mr. Doerr: $10,938—Dividends on nonvested restricted stock; $1,680—Benefit attributable to Company-provided term life insurance policy; $39,942—Company contributions to defined contribution plans.

Mr. Cossé: $10,938—Dividends on nonvested restricted stock; $1,680—Benefit attributable to Company-provided term life insurance policy; $34,250—Company contributions to defined contribution plans.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Claiborne P. Deming	02/05/08	970,052	1,522,084	3,880,209	22,500	45,000	67,500
Kevin G. Fitzgerald	02/05/08	191,276	306,041	765,104	5,000	10,000	15,000
David M. Wood	02/05/08	356,380	570,208	1,425,520	10,000	20,000	30,000
Harvey Doerr	02/05/08	356,380	570,208	1,425,520	10,000	20,000	30,000
Steven A. Cossé	02/05/08	303,255	485,208	1,213,020	10,000	20,000	30,000

Name	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date 02/05/08 ($/Sh)*	Grant Date Fair Value of Stock and Option Awards ($)
Claiborne P. Deming	45,000	125,000	72.745	71.78	4,886,275
Kevin G. Fitzgerald	10,000	30,000	72.745	71.78	1,125,150
David M. Wood	20,000	50,000	72.745	71.78	2,073,400
Harvey Doerr	20,000	50,000	72.745	71.78	2,073,400
Steven A. Cossé	20,000	50,000	72.745	71.78	2,073,400

*	Historically, the exercise price of options has been determined using the average of the high and low of the stock price on the date of grant.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (#)	Number of Securities Underlying Unexercised Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Claiborne P. Deming	80,000		N/A	8.9219	2/2/2009
	120,000			14.2422	2/1/2010
	200,000			15.4150	2/6/2011
	240,000			19.4263	2/5/2012
	200,000			21.1700	2/4/2013
	160,000			30.2950	2/3/2011
	156,000			45.2275	2/1/2012
	76,000	76,000		57.3150	1/31/2013
		175,000		51.0700	2/6/2014
		125,000		72.7450	2/5/2015
Kevin G. Fitzgerald	40,000		N/A	19.4263	2/5/2012
	35,000			21.1700	2/4/2013
	20,000			30.2950	2/3/2011
	15,000			45.2275	2/1/2012
	6,250	6,250		57.3150	1/31/2013
		30,000		51.0700	2/6/2014
		30,000		72.7450	2/5/2015
David M. Wood	35,000		N/A	21.1700	2/4/2013
	60,000			30.2950	2/3/2011
	50,000			45.2275	2/1/2012
	25,000	25,000		57.3150	1/31/2013
		75,000		51.0700	2/6/2014
		50,000		72.7450	2/5/2015
Harvey Doerr	50,000		N/A	30.2950	2/3/2011
	40,000			45.2275	2/1/2012
	25,000	25,000		57.3150	1/31/2013
		75,000		51.0700	2/6/2014
		50,000		72.7450	2/5/2015
Steven A. Cossé	90,000		N/A	19.4263	2/5/2012
	80,000			21.1700	2/4/2013
	60,000			30.2950	2/3/2011
	40,000			45.2275	2/1/2012
	25,000	25,000		57.3150	1/31/2013
		50,000		51.0700	2/6/2014
		50,000		72.7450	2/5/2015

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE, Cont.

	Stock Awards
Name	Number of Shares or Units of Stocks That Have Not Vested (#)(1)	Market Value of Shares or Units of Stocks That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Claiborne P. Deming	103,996	4,612,229	N/A	N/A
Kevin G. Fitzgerald	20,681	917,181	N/A	N/A
David M. Wood	107,654	4,774,460	N/A	N/A
Harvey Doerr	46,828	2,076,819	N/A	N/A
Steven A. Cossé	35,894	1,591,903	N/A	N/A

(1)	Includes accrued phantom dividends on restricted stock units.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Claiborne P. Deming	100,000	6,099,250	—	—
Kevin G. Fitzgerald	34,000	2,568,190	—	—
David M. Wood	160,000	10,090,368	—	—
Harvey Doerr	—	—	—	—
Steven A. Cossé	170,000	10,858,449	—	—

2008 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Claiborne P. Deming	Retirement Plan of Murphy Oil Corporation	29.50		656,620	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	29.50		8,789,669	—

Kevin G. Fitzgerald	Retirement Plan of Murphy Oil Corporation	25.62		567,417	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	25.62		1,208,903	—

David M. Wood	Retirement Plan of Murphy Oil Corporation	14.07		259,078	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	18.07	(1)	1,641,499	—

Harvey Doerr(2)	Retirement Plan of Murphy Oil Corporation	2.00		33,007	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	2.00		353,777	—
	Retirement Plan of Murphy Oil Company Ltd.	16.33		135,710	—
	Murphy Oil Company Ltd. Supplemental Retirement Plan	20.33	(3)	1,276,900	—

Steven A. Cossé	Retirement Plan of Murphy Oil Corporation	29.18		1,043,469	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	29.18		4,518,747	—

(1)	As part of his employment with a subsidiary of the Company and prior to becoming a Named Executive Officer, Mr. Wood received an additional four years of credited service in the Murphy Oil Corporation Supplemental Executive Retirement Plan. The present value of accumulated benefit for this additional four years of credited service was $420,644 as of December 31, 2008.
(2)	Mr. Doerr participated in Canadian plans through 2006 at which time he transferred into the U.S. plans.
(3)	As part of his employment with a subsidiary of the Company and prior to becoming a Named Executive Officer, Mr. Doerr received an additional four years of credited service in the Murphy Oil Company Ltd. Supplemental Retirement Plan. The present value of accumulated benefit for this additional four years of credited service was $317,707 as of December 31, 2008.

The purpose of the tax-qualified retirement plan is to provide retirement and incidental benefits for all employees who complete a period of faithful service. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore benefits which cannot be paid because of certain specified benefit and compensation limitations under the tax-qualified retirement plan. The pension formula used to calculate benefits is: 1.6% times final average pay (FAP) times years of benefit service minus 1.5% times primary social security benefit times years of benefit service (to a maximum of 33 1/3 years).

The FAP used in calculating benefits under the plans is the average cash compensation (salary and annual incentive bonus) over the highest paid 36-month period during the employee’s last ten years of employment. An employee begins participating in the plan after one year of salaried service, with 60 months of vesting service required to receive a benefit. Distribution elections for the qualified plan are made upon retirement. Benefits are computed on a single life annuity basis and are subject to a deduction for social security amounts. The pension benefits shown do not reflect any reductions in retirement benefits that would result from the selection of one of the plan’s various available survivorship options nor the actuarial reductions required by the plan for retirement earlier than age 62. For this purpose, Mr. Deming’s average compensation was $2,961,945, Mr. Fitzgerald’s $670,944, Mr. Wood’s $1,172,677, Mr. Doerr’s $1,149,731, and Mr. Cossé’s $1,139,306.

The estimated credited years of service used are as indicated in the table.

The following assumptions were used in determining the present value amounts at December 31, 2008.

•	Discount Rate — 6.50%

•	Mortality Table — RP-2000, combined active/retired, 8-year projection

2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Claiborne P. Deming	294,928	60,700	(2,482,383)	—	3,047,800
Kevin G. Fitzgerald	78,678	14,450	(67,326)	—	129,681
David M. Wood	152,222	26,450	(176,497)	—	452,699
Harvey Doerr	38,175	26,142	(11,812)	—	107,946
Steven A. Cossé	48,618	20,450	(328,936)	—	584,155

(1)	The executive contributions in the last fiscal year have been included in “Salary” for the Named Executive Officer on the Summary Compensation Table.
(2)	The registrant contributions in the last fiscal year have been included in “All Other Compensation” for the Named Executive Officer on the Summary Compensation Table.
(3)	Aggregate Earnings reflect the different investment returns based upon the Named Executive Officer’s investment selection. The unfunded non-qualified plan provides the same investment options available under the qualified 401(k) savings plan.

2008 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The Company does not have employment, change in control, or termination agreements with its Named Executive Officers. However, upon a change in control, as defined in both the 1992 Stock Incentive Plan and the 2007 Long Term Incentive Plan, all outstanding equity awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of award. The Company has no other agreement, contract, plan, or arrangement, whether written or unwritten, that provides for potential payments to Named Executive Officers upon termination or a change in control. Named Executive Officers are specifically excluded from normal severance benefits offered to other employees; however, the Company has, from time to time, paid termination benefits to executive-level positions upon an end in service. Decisions by the Company to pay termination benefits, and in what amounts, are determined on an individual case-by-case basis.

The following table presents estimated amounts that would have been payable to the applicable Named Executive Officer if the described event had occurred on December 31, 2008:

Name	Category	Normal Termination ($)	Change of Control ($)
Claiborne P. Deming	Non-equity compensation(1)	2,248,581	2,248,581
	Unvested & Accelerated(2)
	Restricted Stock/RSUs	—	4,612,229
	Stock Options(3)	—	—
	Retirement Plan(4)	—	—

	Total	2,248,581	6,860,810
Kevin G. Fitzgerald	Non-equity compensation(1)	443,378	443,378
	Unvested & Accelerated(2)
	Restricted Stock/RSUs	—	917,181
	Stock Options(3)	—	—
	Retirement Plan(4)	—	—

	Total	443,378	1,360,559
David M. Wood	Non-equity compensation(1)	698,505	698,505
	Unvested & Accelerated(2)
	Restricted Stock/RSUs	—	4,774,460
	Stock Options(3)	—	—
	Retirement Plan(4)	—	—

	Total	698,505	5,472,965
Harvey Doerr	Non-equity compensation(1)	955,098	955,098
	Unvested & Accelerated(2)
	Restricted Stock/RSUs	—	2,076,819
	Stock Options(3)	—	—
	Retirement Plan(4)	—	—

	Total	955,098	3,031,917
Steven A. Cossé	Non-equity compensation(1)	702,945	702,945
	Unvested & Accelerated(2)
	Restricted Stock/RSUs	—	1,591,903
	Stock Options(3)	—	—
	Retirement Plan(4)	459,634	459,634

	Total	$1,162,579	$2,754,482

(1)	Non-equity compensation is calculated under the terms of the 2007 Annual Incentive Plan. Although actual awards, if any, are subject to attaining certain performance based targets, for purposes of this table, non-equity compensation is calculated based on actual awards earned in 2008 without adjustment.

(2)	In the event of a change of control, all unvested outstanding equity awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of the award. This amount includes the incremental value of the current unvested outstanding awards. In the event of a termination, the exercise period for stock options is reduced to the lesser of the exercise date of the award or two years from date of termination.
(3)	On December 31, 2008, all unexercised unexercisable options had a strike price greater than the fair market value. Therefore, no value has been assigned for purposes of this table.
(4)	Named Executive Officers may receive benefits under the Company’s defined benefit pension plan upon retirement, depending upon date of hire, age and years of service at termination. The Pension Benefits Table reports the present value of each Named Executive Officer’s accumulated benefit at December 31, 2008 unadjusted for retirement earlier than age 62, and such benefits are not accelerated or otherwise enhanced in connection with any termination scenario. Only Mr. Cossé would have been eligible to receive retirement benefits following a termination of employment by reason of retirement on December 31, 2008. The amount provided in the above table for Mr. Cossé represents the annual pension benefit payable under a 50% Joint and Survivor annuity. Other forms of payment are available at the election of the Named Executive and include Single Life, Ten Year Certain and Provisional Payee options.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)*
Equity compensation plans approved by stockholders	5,399,060	$40.90	6,082,986
Equity compensation plans not approved by stockholders	53,431	49.34	N/A

Total	5,452,491	$40.98	6,082,986

*	Number of shares available for issuance includes 5,132,507 available under the 2007 Long-Term Incentive Plan, plus 500,000 available shares for the 2008 Stock Plan for Non-Employee Directors and 450,479 available shares for the Employee Stock Purchase Plan. Assumes each Restricted Stock Unit is equivalent to one share.

SUMMARY DESCRIPTION OF MATERIAL TERMS OF EQUITY COMPENSATION PLANS NOT APPROVED BY STOCKHOLDERS

The Company’s U.K. based subsidiary offers its employees a plan that encourages savings and provides for the acquisition of Company stock. The Save As You Earn Plan (SAYE) is Inland Revenue approved. The SAYE allows employees to contribute up to £3,000 annually. Contributions are invested in an approved Building Society for a three year period, at the end of which, the employee has the option to direct the amount saved and the interest earned to purchase Company stock at a price equal to 90% of the fair market value of the stock at the beginning of that period. Three plans may run concurrently but the aggregate individual savings limit is £3,000 annually. The following details the SAYE plans:

	Start Date	Maturity	Options Outstanding	Options Exercised
SAYE 2006	01/06	01/09	11,188	8,234
SAYE 2007	08/07	08/10	6,223	—
SAYE 2008	04/08	04/11	36,020	—

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board desires that the stockholders indicate their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP the Company’s independent registered public accounting firm for the fiscal year 2009. KPMG LLP has been serving the Company and its subsidiaries in this role for many years. KPMG LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of KPMG LLP are expected to be present at the Annual Meeting of Stockholders for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so.

The Audit Committee pre-approves any engagement of KPMG LLP. In the fiscal year 2008, the percentage of services designated for audit fees, audit-related fees and tax fees that were approved by the Audit Committee were 88%, 7%, and 5%, respectively.

In the event that a majority of the stockholders voting should indicate disapproval of the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Audit Committee to select other registered public accounting firms for the following year. Because of the difficulty and expense of making any substitution of registered public accounting firms during a year, it is contemplated that the appointment for the fiscal year 2009 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

The Board recommends that stockholders vote FOR approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2009. Proxies solicited on behalf of the Board will be voted FOR this proposal.

AUDIT COMMITTEE REPORT

In connection with the Company’s December 31, 2008 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 and independence standards, and considered the compatibility of non-audit services with KPMG LLP’s independence. The Committee met eight times during 2008. Fees for services provided by the Company’s principal independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007
Audit fees	$3,268,400	2,910,000
Audit-related fees(1)	257,041	100,763

Audit and audit-related fees	3,525,441	3,010,763

Tax fees(2)	177,889	202,655
All other fees	—	—

Total fees	$3,703,330	3,213,418

(1)	Audit-related fees consisted principally of fees for audits of financial statements of foreign employee benefit plans, review of accounting for proposed transactions, and other reports primarily required by U.S. government agencies.
(2)	Tax fees consisted of services for sales and use tax consultation, income tax consultation and tax compliance services.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008.

This report is submitted by the members of the Audit Committee: R. Madison Murphy (Chairman), Frank W. Blue, James V. Kelley, Neal E. Schmale and William C. Nolan, Jr.

STOCKHOLDER PROPOSAL

The following stockholder proposal was submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds, 1 Centre Street, New York, New York 10007. The New York City Pension Funds hold 498,693 shares of the Company’s Common Stock.

SUPPORTING STATEMENT

Whereas: Murphy Oil Corporation, does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees;

Our company has operations in, and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians, and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that Murphy Oil Corporation amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Murphy Oil Corporation will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

STATEMENT IN OPPOSITION

The Board unanimously recommends that you vote AGAINST this proposal for the following reasons:

This proposal advocates the implementation of various specific principles in support of prohibiting discrimination based on sexual orientation and gender identity. Our Board certainly recognizes and adheres to the principle that discrimination does not belong in the workplace. Further, our Board is committed to the Company’s continued development of a diverse workforce in all of the communities in which our employees live and work. To this end, the Company continually reviews its employment policies to achieve and maintain non-discriminatory practices throughout the employment relationship. Indeed, in 2008, the Company added a reference to sexual orientation to its employment policy statement.

The Company is an equal opportunity employer with a written employment policy that strictly prohibits discrimination on the basis of race, color, religion, sex, age, national origin, sexual orientation, disability or any other characteristic protected by applicable law. The Company’s commitment to non-discrimination is demonstrated by the inclusion of sexual orientation in the foregoing list of formally protected statuses. Our Board, therefore, believes that it has adequately addressed the issues raised in the proposal, while balancing the needs of the Company in having a manageable employment policy based on fundamental, broad-based principles.

With respect to the narrowly-focused principles espoused in the proposal, the Company’s position is that its employment policies and practices already encapsulate these concepts. Indeed, the Company treats each employee or applicant for employment as an individual and all decisions are made solely on the basis of relevant qualifications, experience, and performance capabilities. Our managers and supervisors at all levels are tasked with the responsibility to ensure implementation of these equal employment opportunity principles as they apply to every phase of employment, including, but not limited to, hiring, promotion, training, transfer, and termination.

In addition to the foregoing aspects of employment, the Company also follows a zero tolerance policy against any form of harassment. As stated in the Company’s Code of Business Conduct and Ethics, we insist on respecting the rights of others in the workplace. Behaviors that constitute inappropriate or unwelcome personal conduct are unacceptable, as is any harassment on the basis of any legally protected status.

Taken together, the Company’s directives with respect to equal employment opportunity and harassment represent a broad policy of non-discrimination that both meets the requirements of federal law and provides an ethical framework for the fair treatment of our employees. As such, the Company will continue to base employment-related decisions on merit, while respecting each individual’s right to privacy. We, therefore, reiterate our belief that, with the inclusion of sexual orientation in the list of protected categories in its written employment policy, the Company’s policies and practices strike an appropriate balance between an exhaustive list of all possible areas of non-discrimination and a delineation of the overarching principles of non-discrimination that best serves the interests of our employees as well as future applicants for employment.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals for the 2010 Annual Meeting of Stockholders must be received by the Company at its executive offices on or before November 27, 2009, in order to be considered for inclusion in the proxy materials.

A stockholder may wish to have a proposal presented at the Annual Meeting of Stockholders in 2010, but without the Company being required to include that proposal in the Company’s Proxy Statement and form of proxy relating to that meeting. This type of proposal is subject to the advance notice provisions of the Company’s by-laws. In the case of the 2010 Annual Meeting of Stockholders, notice must be received by the Company at its executive offices no earlier than January 13, 2010, and no later than February 12, 2010.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2009 ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 13, 2009. This Proxy Statement and Murphy Oil Corporation’s Annual Report to Stockholders and Form 10-K for fiscal year 2008 are available electronically at www.murphyoilcorp.com/ir/reports.aspx.

OTHER INFORMATION

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

In certain instances one copy of the Company’s Annual Report or Proxy Statement is being delivered to two or more stockholders who share an address. Upon request, the Company will promptly deliver a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of Annual Reports or Proxy Statements may request delivery of a single copy.

Requests in this regard should be addressed to:

Walter K. Compton

Vice President and Secretary

Murphy Oil Corporation

P.O. Box 7000

El Dorado, Arkansas 71731-7000

(870) 862-6411

The above Notice and Proxy Statement are sent by order of the Board of Directors.

Walter K. Compton

Vice President and Secretary

El Dorado, Arkansas

March 27, 2009

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

INSTRUCTIONS FOR VOTING BY TELEPHONE, INTERNET, OR MAIL
200 PEACH STREET P.O. BOX 7000 EL DORADO, AR 71731-7000

Murphy Oil Corporation encourages you to take advantage of new and convenient ways to vote the shares for proposals to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the three voting methods detailed below to vote these shares. This year, voting has been made easier than ever.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on May 12, 2009.

VOTE BY PHONE - 1-800-690-6903

— Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com

— Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
— Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Murphy Oil Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:             M11529             KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MURPHY OIL CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends a vote FOR all Nominees:
1. Election of Directors			☐	☐	☐
Nominees:
	01) F. W. Blue	07) I. B. Ramberg
	02) C. P. Deming	08) N. E. Schmale
	03) R. A. Hermes	09) D. J. H. Smith
	04) J. V. Kelley	10) C. G. Theus
	05) R. M. Murphy	11) D. M. Wood
06) W. C. Nolan, Jr.
The Board of Directors recommends a vote AGAINST the following proposal:								For	Against	Abstain
2.	Shareholder proposal concerning the Company’s non-discrimination in employment policy.							☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal:
3.	Approve the appointment of KPMG LLP as independent registered public accounting firm.							☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M11530

Proxy – Murphy Oil Corporation

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 13, 2009

The stockholder(s) whose name(s) appear(s) on the reverse side hereby appoints William C. Nolan, Jr. and David M. Wood, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on May 13, 2009, at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 3 AND AGAINST PROPOSAL 2. AS FAR AS THE COMPANY KNOWS, THESE ARE THE ONLY MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. AS TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES MAY VOTE THESE SHARES IN THEIR DISCRETION.

Address Changes/Comments:_______________________________________________________________ ____________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

IMPORTANT – This Proxy, if mailed, must be signed and dated on the reverse side.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR VOTING

(Continued on reverse side)